                                 EXHIBIT 10.48


                              SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT ("Agreement"), entered into on this 28th day of October, 1996, by and between Capitol Multimedia, Inc., a Delaware corporation (the "Company"), and Catherine K. Hoopes ("Employee").

                                   WITNESSETH

         WHEREAS, Employee has been a key employee of the Company and has made outstanding contributions to the Company;

         WHEREAS, the Company desires to reward Employee for Employee's loyalty and distinguished service to the Company prior to the Employee's resignation from the Company;

         WHEREAS, the Company desires to provide Employee, as additional compensation for her service to the Company, with a severance package over and above the compensation currently earned by Employee;

         NOW, THEREFORE, in consideration of the above recitals, the terms and covenants of this agreement, and other valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

         1. Severance. Employee and the Company agree that Employee's employment with the Company and that certain employment agreement dated August 18, 1992, as amended and modified, between the Company and the Employee will terminate on February 28, 1997 (the "Termination Date"). Upon the termination of the Employee's employment on such date, Employee shall receive, subject to Employee's execution of a letter in the form attached hereto (a "Waiver Letter") as required by Section 11 hereof and provided Employee has not resigned prior to such date, a lump sum cash payment equal to $61,250 plus any earned and unused vacation.

         2. Options. In substitution for the options previously granted to Employee, the Company hereby grants to Employee under the Company's Amended and Restated 1991 Non-Qualified Employee Stock Option Plan options to purchase 102,176 shares of Common Stock at the exercise prices set forth in the attached schedule. Such options shall become fully exercisable on the Termination Date unless Employee shall have resigned as an employee of the Company effective as of a date prior to the Termination Date. Once vested, such options shall be exercisable, notwithstanding the termination of Employee's employment with the Company, for the periods set forth in the schedule attached hereto. Employee hereby consents to the issuance of such options in substitution for the options previously





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
granted to Employee by the Company and identified in the schedule attached hereto.

         3. Termination. The severance payment and option grants to be made pursuant to Sections 1 and 2 of this Agreement shall not be payable in the event that Employee is terminated by the Company for Cause prior to February 28, 1997 or voluntarily resigns or terminates her employment prior to such date. For the purposes of this Agreement, the Company shall have "Cause" for termination of Employee's employment only (i) if Employee is convicted of or pleads guilty to any felony (except if committed upon advice from counsel to the Company), or (ii) if Employee has engaged in conduct or activities involving moral turpitude materially damaging to the business or reputation of the Company or (iii) if Employee knowingly or willfully violates any law, rule, regulation or order of any governmental authority, thereby exposing the Company to potential material civil or criminal penalties unless the Employee has done so upon advice from counsel to the Company; or (iv) in the event of Employee's gross misfeasance, intentional misconduct or fraud in the performance of her responsibilities to the Company as set forth by the Board of Directors of the Company, or (v) if Employee knowingly misappropriates for her own purpose and benefit, any property of the Company or unlawfully appropriates any corporate opportunity of the Company.

         4. Payment. The Company shall pay Employee all amounts owed to Employee under this Agreement not later than fifteen (15) days after the date of Employee's termination; provided that Employee has executed and delivered to the Company a Waiver Letter.

         5.      Governing Law.    This Agreement shall be construed and
governed in all aspects by the laws of the State of Delaware (exclusive of conflicts of law principles).

         6.      Modification.    This Agreement shall not be modified or
amended except as agreed to in writing signed by each party or an authorized representative of each party.

         7. No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         8. Headings. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to





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explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

         9. Entire Agreement. This Agreement constitutes the entire agreement and understanding, and merges and supersedes all prior discussions, agreements and understandings between the parties regarding the subject matter described herein.

         10. Survival of Indemnification. All indemnification obligations undertaken by the Company on behalf of the Employee whereby the Company has agreed to indemnify Employee against and in respect of any damages, losses, claims, or liabilities, including, where applicable, any costs, expenses, and reasonable fees incident or related thereto (including reasonable attorney's fees) whether arising by contract or under the Articles of Incorporation or Bylaws of the Company or otherwise shall survive the execution of this Agreement, the termination of Employee's employment and the execution by Employee of a Waiver Letter.

         11. Condition to Receipt of Benefits. As a condition precedent to receiving the benefits provided for under this Agreement, Employee must sign the attached Waiver Letter on the date of Employee's termination.

         12. This Agreement shall supersede and render null and void any prior termination agreement between the Company and Employee.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.



                                        /s/ Catherine K. Hoopes
                                        -----------------------
                                        Catherine K. Hoopes


                                        Capitol Multimedia, Inc.,
                                        a Delaware corporation



                                        /s/ Igor R. Razboff
                                        -------------------
                                        By: Igor R. Razboff
                                        Its: Chief Executive Officer

Catherine K. Hoopes
Severance Agreement Option Schedule



                                                                Options Granted per Severance Agreement and pursuant to the
              Options Previously Granted                       Company's Amended and Restated 1991 Employee Stock Option Plan
              --------------------------                       --------------------------------------------------------------

Number of Shares   Exercise Price     Date        Expiration    Number of Shares   Exercise Price     Date      Expiration
Underlying Option     Per Share    Exercisable       Date      Underlying Option     Per Share     Exercisable     Date
-----------------  --------------  -----------    ----------   -----------------   --------------  -----------  ----------
     1,172           $3.9625        9/13/95        4/1/97            1,172           $3.9625       2/28/97         4/1/97

     1,004           $3.9625        9/13/95        4/1/98            1,004           $3.9625       2/28/97         4/1/98

    15,000           $3.9625        9/13/95       3/31/00           15,000           $3.9625       2/28/97        3/31/00

    15,000           $3.9625         4/1/96       3/31/01           15,000           $3.9625       2/28/97        3/31/01

    15,000           $3.9625        9/13/95        2/2/03           15,000           $3.9625       2/28/97         2/2/03

     7,500           $3.9625        9/13/95       3/31/03            7,500           $3.9625       2/28/97        3/31/03

     7,500           $3.9625        9/13/95       3/31/04            7,500           $3.9625       2/28/97        3/31/04

    40,000           $3.7500         4/1/97       3/31/05           40,000           $3.7500       2/28/97        3/31/05
----------------                                               -----------------

   102,176                                                          102,176

                                 WAIVER LETTER


Ms. Catherine K. Hoopes
[Home Address]




Dear Ms. Hoopes:

         In connection with your termination as an employee of Capitol Multimedia, Inc. (the "Company"), you and the Company have agreed to the terms and conditions as contained in the Severance Agreement (to which the form of this letter is an attachment) concerning your termination from employment as of February 28, 1997 (the "Termination Date").

         In consideration of the Company's agreement to provide the benefits, payments, and other items described in the Severance Agreement, some of which are in addition to anything which you would otherwise be entitled to receive and the receipt and sufficiency of which is hereby acknowledged, you hereby release and forever discharge the Company, its officers, directors, agents, servants, and employees, their successors, assigns, and insurers, and their parents, subsidiaries and affiliates, and any and all other persons, firms organizations, and corporations from any and all damage, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to the Company and you hereby accept the cash payments, benefits, and other items described in the Severance Agreement in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities, and claims you now have or may have with respect to such matters.

         This release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, any claims for breach of contract, tort or personal injury of any sort, and any claim under any other state or federal statute or regulation. Further, by accepting the payments described in the Severance Agreement, you agree not to sue the Company or the related persons and entities described above. You affirm and agree that as of the Termination Date your employment relationship has ended and waive all rights in connection with such relationship except to vested benefits and the payments and





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Catherine K. Hoopes
Page 2


benefits described in the Severance Agreement. You acknowledge that you have been advised in writing to consult with an attorney prior to signing this letter agreement and have had an adequate opportunity to seek advice of your own choosing. You acknowledge that you have read this letter agreement, have had an opportunity to ask questions and have it explained to you and that you understand that this letter agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this letter agreement. Notwithstanding the foregoing, as provided in
Section 10 of the Severance Agreement, the execution of this letter agreement by you will not constitute the waiver of any indemnification rights that may otherwise be available to you.

         The purpose of the arrangements described in this letter and the Severance Agreement is to arrive at a mutually agreeable and amicable basis upon which to separate your employment with the Company. You and the Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to your termination from employment. Furthermore, you agree that you have returned or will return immediately, and to maintain in strictest confidence and not to use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of Company and its affiliates.

                                        Very truly yours,

                                        Capitol Multimedia, Inc.


                                        /s/ Igor R. Razboff
                                        -------------------
                                        By: Igor R. Razboff
                                        Its: Chief Executive Officer


AGREED TO AND ACCEPTED this
28th day of February, 1997



-----------------------------
  Catherine K. Hoopes